UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 16, 2004
Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1435979 (I.R.S. Employer Identification No.)

One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(Address of principal executive offices, including zip code)

(412) 762-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

     Exhibit Number

     99.1 Press Release dated July 16, 2004, issued by The PNC Financial Services Group, Inc.

     99.2 Presentation made by The PNC Financial Services Group, Inc. on July 16, 2004

ITEM 9. REGULATION FD DISCLOSURE AND ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     On July 16, 2004, The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), and Riggs National Corporation, a Delaware corporation (“Riggs”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which PNC has agreed to acquire Riggs (the “Merger”).

     Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of both companies, Riggs will merge into PNC and Riggs Bank, N.A. will merge into PNC Bank, National Association. The transaction values each share of Riggs common stock at approximately $24.25 based on PNC’s closing NYSE stock price of $51.70 on July 14, 2004. Riggs shareholders will be entitled to elect to receive the merger consideration in shares of PNC’s common stock or in cash, subject to proration. The aggregate consideration is composed of a fixed number of approximately 7.5 million shares of PNC’s common stock and $321 million in cash, subject to adjustment. The actual value of the merger consideration to be paid upon closing will depend on the average stock price of PNC shortly prior to completion of the merger, and the cash and stock components on a per Riggs share basis will be determined at that time based on that average PNC stock price so that each share of Riggs receives consideration representing equal value based on that average price. Riggs stock options, currently with an aggregate in-the-money value of approximately $66 million, will be cashed out in connection with the closing, if not exercised before that time.

     A copy of the Press Release of PNC is attached hereto as Exhibit 99.1, and a copy of certain other information regarding the Merger is attached hereto as Exhibit 99.2, and the above summary is qualified in its entirety by reference to such exhibits, which are incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: July 16, 2004

THE PNC FINANCIAL SERVICES GROUP, INC.
By:	/s/ Samuel R. Patterson
	Name:	Samuel R. Patterson
	Title:	Controller